UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2021
Date of Report (Date of earliest event reported)

Flotek Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8846 N. Sam Houston Parkway W.,
Houston, TX 77064
(Address of principal executive office and zip code)

(713) 849-9911
(Registrant’s telephone number, including area code)

(Not applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Exchange on which registered
Common Stock, $0.0001 par value	FTK	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 6, 2021, Flotek Industries, Inc. (the “Company”) received written notice from the New York Stock Exchange (the "NYSE") notifying it that the average closing price of the Company’s common stock over a period of 30 consecutive trading days was below the minimum $1.00 per share requirement for continued listing on the NYSE under Item 802.01C of the NYSE Listed Company Manual.

In accordance with applicable NYSE procedures, the Company plans to notify the NYSE of its intent to cure the $1.00 per share deficiency. Based on the applicable NYSE procedures, the Company has six months following the receipt of the written notice mentioned above to cure the deficiency and regain compliance. The notice has no immediate impact on the listing of the Company's common stock, which will continue to be listed and trade on the NYSE subject to the Company’s continued compliance with the other listing requirements of the NYSE. The common stock of the Company will continue to trade under the symbol “FTK,” but will have an added designation of “.BC” to indicate that the status of the common stock is “below compliance” with the NYSE continued listing standards. The “.BC” indicator will be removed at such time as the Company is deemed to be in compliance. The Company intends to monitor the closing share price for its common stock and explore available options to regain compliance with the continued listing requirements.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2021, TengBeng Koid, the Company’s President, Data Analytics, departed the Company. The Company views Mr. Koid's departure as a termination without cause under Mr. Koid's employment agreement with the Company, and expects to pay the severance required thereunder after execution and delivery of a release agreement.

Dr. James Silas, the Company’s Senior Vice President, Research & Innovation, will oversee the Company’s Data Analytics division on an interim basis. Dr. Silas has been the Company’s Senior Vice President, Research & Innovation, since May 2016. Dr. Silas joined the Company in June 2013 as a Research Scientist and was the Vice President, Research & Innovation from May 2015 to May 2016. Prior to joining the Company, Dr. Silas was a an Assistant Professor of Chemical Engineering at Texas A&M University. Dr. Silas has a B.S.E. in Chemical Engineering from Princeton University, a Ph.D. in Chemical Engineering from the University of Delaware, and was a Postdoctoral Fellow in Bioengineering at the University of Pennsylvania. Dr. Silas’ compensation will remain unchanged under his existing employment contract, pursuant to which Dr. Silas receives an annual base salary of $285,000, is eligible to participate in the Company's long-term incentive plans, and is eligible for an annual bonus with a target of 100% of base salary. If Dr. Silas’ employment is terminated by the Company without “cause” or is terminated by Dr. Silas for “good reason,” upon execution of an acceptable separation and release agreement, the Company will pay to Dr. Silas (a) severance payments equal to Dr. Silas’ base salary (payable over 12 months), (b) a pro-rata portion of Dr. Silas’ annual bonus for the year of termination, based on actual performance and paid at the usual time, (c) any earned but unpaid annual bonus for the prior calendar year, and (d) the difference between the amount Dr. Silas pays for COBRA premiums and the amount similarly situated employees of the Company would pay for such coverage for a period of 12 months. In addition, if such termination occurs within 18 months following a “change of control,” all unvested equity awards that have been granted to Dr. Silas under any incentive plan will become fully vested.

Item 7.01    Regulation FD Disclosure.

On December 10, 2021, the Company issued a press release with respect to the NYSE notice referenced under Item 3.01 above. The full text of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The foregoing information is intended to be furnished under Item 7.01 of Form 8-K, "Regulation FD Disclosure." This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Act, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 9.01.    Financial Statements and Exhibits.

    (d)    Exhibits.

Exhibit Number	Description
99.1	Press Release dated December 10, 2021.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: December 10, 2021	/s/ Nicholas J. Bigney
	Name:	Nicholas J. Bigney
	Title:	Senior Vice President, General Counsel & Chief Compliance Officer